EXHIBIT 4.11

                                                                  CONFORMED COPY



                             Dated 16 NOVEMBER, 2005








                              ARRAN FUNDING LIMITED





                                       AND





                              MOURANT & CO. LIMITED






                    ---------------------------------------
                       CORPORATE ADMINISTRATION AGREEMENT
                    ---------------------------------------











                                   [GRAPHIC]
                 MOURANT INTERNATIONAL FINANCE ADMINISTRATION
   PO Box 87, 22 Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands
                     Tel: 01534 609 000 Fax: 01534 609 333

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THIS AGREEMENT is made the 16th day of November, 2005.

BETWEEN

(1) ARRAN FUNDING LIMITED whose registered office is at 22 Grenville Street, St. Helier, Jersey JE4 8TB, Channel Islands (the "COMPANY"); and

(2) MOURANT & CO. LIMITED whose registered office is at 22 Grenville Street, St. Helier, Jersey JE4 8PX, Channel Islands (the "ADMINISTRATOR").

WHEREAS

(A) The Company has been established in connection with a credit card receivables securitisation programme and intends to issue notes in series to fund the purchase of limited recourse loan notes which will in turn be issued to fund the purchase of credit card receivables (the "BUSINESS OF THE COMPANY").

(B) The Company has requested the Administrator to provide certain administrative and secretarial services (the "ADMINISTRATIVE SERVICES") to the Company upon the terms set out in this Agreement and the Administrator is willing to provide such services to the Company upon such terms.

NOW IT IS HEREBY AGREED as follows:-

1.    Interpretation

      1.1 Terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Articles of Association of the Company as in full force from time to time.

      1.2 "ASSOCIATE" shall mean any corporation which in relation to the person concerned (being a corporation) is a holding company or a subsidiary of any such holding company or a corporation (or a subsidiary of a corporation) at least one-fifth of the issued ordinary share capital of which is beneficially owned by the person concerned or an associate thereof under the preceding part of this definition. Where the person concerned is an individual or firm or other unincorporated body the expression "ASSOCIATE" shall mean and include any corporation directly or indirectly controlled by such person.

             "BOARD" shall mean the board of directors of the Company or any duly authorised committee thereof.

             "DOCUMENTS" shall include, without limitation, a Base Prospectus and form of Prospectus Supplement, Agency Agreement, Arran Funding Master Framework Agreement, Expenses Loan Agreement, Arran Funding Note Trust Deed, Jersey Bank Account Operating Agreement, Issuer Distribution Account Bank Agreement, Dealer Agreement, Final Terms, and all such other agreements, documents and undertakings as shall be necessary in connection with the Business of the Company.

      1.3 Words importing the singular shall include the plural and the masculine gender shall include the feminine and the neuter and vice versa in each case and words importing persons shall include bodies of persons whether corporate or unincorporate.

      1.4 This Agreement shall come into effect on the day and year first before written and shall replace every prior agreement of the parties hereto with regard to the subject matter hereof but without prejudice to the respective rights of the parties accrued under such agreements prior to the effective date of this Agreement.

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2.    ADMINISTRATOR'S TERMS OF BUSINESS

      2.1 The Administrator shall provide the Administrative Services to the Company in accordance with the Mourant Terms of Business, as may be amended from time to time, set out at the Appendix hereto (the "TERMS OF BUSINESS").

      2.2 In the event of a conflict between the terms of this Agreement and the Terms of Business, the Terms of Business shall prevail at all times.

3.    APPOINTMENT, AUTHORITIES AND RESTRICTIONS

      The Administrator in carrying out its functions hereunder will have regard as appropriate to the provisions of:-

      (a)    the Memorandum and Articles of Association of the Company;

      (b)    the Documents; and

      (c) such other relevant agreements and side letters as the Company may from time to time enter into (of which the Company undertakes to let the Administrator have copies).

4.    ADMINISTRATIVE SERVICES

      The Administrator shall provide the following services to the Company in Jersey:-

      (a)    a registered office and administrative office for the Company;

      (b) the services of three individuals who are residents of the Island of Jersey for tax purposes who will accept office as directors of the Company. The Administrator shall procure that such directors shall waive any entitlement to fees from the Company for so acting;

      (c) the services of a secretary to the Company to perform all the duties properly required of a secretary by the directors of the Company, the Memorandum and Articles of Association of the Company and the Companies (Jersey) Law 1991;

      (d) the arrangement of meetings of directors and shareholders of the Company on the Island of Jersey and the preparation of minutes of such meetings;

      (e) the arrangement of annual meetings and any other meetings of the shareholders of the Company;

      (f) the maintenance of the statutory books of the Company (including the registers of the members, directors and secretary of the Company) and any other books and records required by law or ordinarily required by a Jersey company and the preparation and issue of share certificates;

      (g) the preparation and submission of annual returns of the Company and procuring that the Company pays the fee required to be paid to the Jersey authorities in connection therewith;

      (h) the preparation and submission of any other documents required by law to be prepared or filed by the Company;

      (i) the preparation of interim accounts, if required, and annual accounts of the Company;

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      (j)    the  safekeeping of the common seal of the Company  and  arranging for sealing of documents as authorised by the directors of the Company;

      (k) obtaining exempt status or if exempt status no longer exists or is not applicable to the Company obtaining such other status as may be applicable to the Company under the provisions of the Income Tax (Jersey) Law 1961, as amended or such other law as from time to time may be in force in relation to taxation of Jersey companies and procuring that the Company pays any fee required in order to obtain such status;

      (l) the provision of nominees to hold the issued shares of the Company; and

      (m) the execution of all such agreements, documents and undertakings as shall be necessary in connection with the Business of the Company.

5.    THE ADMINISTRATOR'S DUTIES

      5.1 The Administrator shall at all times act in accordance with all reasonable and proper directions, orders and instructions given by the Board or any person they believe to be duly authorised by the Board in all matters concerning the Company and the Business of the Company. Such instructions may be communicated orally or in writing or by electronic means or otherwise and with or without authentication.

      5.2 The Administrator shall not knowingly do or knowingly omit to do anything which would constitute a breach of any provisions of the Articles of Association of the Company or of any legally binding restrictions applying to the Company including but not limited to any legally binding restrictions applying to the Company as a consequence of it being a party to the Documents.

      5.3 The Administrator shall at all times exercise and perform the powers, rights and duties conferred upon it by or under this Agreement (whether by any supplemental agreement, or otherwise by the Board) outside the United Kingdom and, without prejudice to the generality of the foregoing, the Administrator shall:-

             (a) hold outside the United Kingdom all meetings at which such powers, rights and duties are exercised or performed; and

             (b) take decisions and give directions only outside the United Kingdom.

6.    DELEGATION

      The Administrator shall be entitled to delegate the whole or any part of its duties hereunder to any Associate of the Administrator, or to any other person or corporation with the prior written consent of the Company which consent shall have been sought by notice in writing delivered to the Company at least three months before the date on which such delegation is to come into effect.

7.    INFORMATION AND DATA REGARDING THE COMPANY

      7.1 The Administrator shall be entitled to rely, without further enquiry, on all and any data of whatever nature the same may be received from the Company from time to time and further shall not incur any liability whatsoever for any loss arising by reason of such reliance on the aforesaid data.

      7.2 After termination of this Agreement the Administrator shall deliver up to the Company, within 2 working days of the Company's request therefor, all such information and data, or, at the request of the Company, destroy the same.

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      7.3    All and any information relevant to the Company  which is provided by the Administrator pursuant to the Administrative Services may be disclosed to rating agencies, transaction parties and such government agencies as may be required by any applicable laws. Disclosure of information to any other persons shall be made only with the prior written consent of the Administrator.

8.    REMUNERATION

      8.1 The Company shall remunerate the Administrator in advance in accordance with the fees set out in the Schedule hereto for the Administrative Services subject to review at the end of the first year and every two years thereafter, commencing on the date hereof.

      8.2    Unless  otherwise  agreed   all   statutory   expenses  and  other
             disbursements shall be paid in advance.

      8.3 In addition to the scale of fees set out in the Schedule, the Administrator, its officers, employees, and any person to whom it has delegated its duties hereunder shall be entitled to reimbursement of all out of pocket expenses reasonably incurred by them in the proper performance of the Administrative Services.

9.    LIABILITY OF THE ADMINISTRATOR

      Without prejudice to the generality of the Terms of Business the Administrator shall not incur any liability whatsoever arising from:-

      (a) the negligence or fraud of any delegate or agent appointed or employed with the consent, or on the instructions of, the Board; or

      (b) anything done or omitted in conformity with any advice given or purporting to have been given by any agent appointed or employed in connection with the affairs of the Company with the consent of the Board.

10.   SCOPE OF OBLIGATIONS

      10.1 The Administrator, its directors, officers, employees, agents and nominees shall not be obliged to act in any manner which may be contrary to law.

      10.2 Notwithstanding the provisions of clause 9.4 of the Terms of Business, where the Company is required to undertake certain actions within a specific timeframe pursuant to a Document the Administrator shall act upon all such proper instructions as it receives to ensure that the Administrative Services or any of them are completed in accordance with such proper instructions within the specified timeframe.

      10.3 The Administrator's obligations hereunder to procure that the Company make all payments required of it shall be subject to the availability of the Company's funds to do so and in no circumstances shall the Administrator be required to make payments in connection with the Business of the Company out of the Administrator's own funds.

      10.4   The  Administrator  is  not  authorised  to  take  any  investment
             decisions  and  shall  not  be   responsible  for  any  investment
             management function of the Company.

      10.5 The Administrator shall not be responsible for making applications to list any shares in the Company or any other securities in connection with the Business of the Company on any stock exchange or for making any filings or notifications or taking any other action that may be required from time to time in connection with any listed shares or securities.

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11.   NON-PETITION

      11.1 Notwithstanding any of the provisions of this Agreement the Administrator hereby agrees that, if the net assets of the Company are less than the aggregate liabilities of the Company, the obligations of the Company to the Administrator will be limited to such net assets at that time.

      11.2 The Administrator agrees that neither it, nor any other person acting on its behalf, shall be entitled at any time to institute against the Company, or join in any institution against the Company of, any bankruptcy, reorganisation, arrangement, insolvency, winding up or liquidation proceedings or other proceedings under any applicable bankruptcy or similar law in connection with any obligations of the Company owed to the Administrator under this Agreement or any of the Document, save for lodging a claim in the liquidation of the Company which is initiated by another party or taking proceedings to obtain a declaration or judgment as to the obligations of the Company in relation thereto.

12.   TERMINATION

      12.1   Subject  to  the  Terms  of  Business  the  appointment   of   the
             Administrator hereunder shall terminate:-

             (a) upon the expiration of 90 days notice in writing given by the Administrator to the Company or by the Company to the Administrator and a substitute administrator shall be appointed by the Company on terms substantially the same as those set out in this Agreement and such appointment will be effective not later than the date of the termination of the Administrator's appointment hereunder provided always that the services to be provided under clause 4(b) hereof shall continue in full force until the date that additional directors are appointed to the Board notwithstanding that all other services to be provided hereunder by the Administrator shall be terminated;

             (b)   immediately if:

                   (i) either party has broken or is in breach of any of the terms of this Agreement and shall not have remedied such breach within 30 days after service of notice requiring the same to be remedied; or

                   (ii)  either   party   is   declared   en  desastre  or  has
                         committed   any   act   or   omission  indicative   of
                         insolvency.

      12.2 Termination of the appointment of the Administrator under this Clause shall be without prejudice to the rights of any party in respect of any antecedent claim against or breach of the terms of this Agreement by the Administrator.

13.   NOTICES

      Any communication to be made under or in connection with this Agreement shall be made in accordance with the Terms of Business and as set out below.

      The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) if each party for any communication or document to be made or delivered under or in connection with this Agreement is:

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      to the Administrator:

      Address:     Mourant & Co. Limited
                   P.O. Box 87
                   22 Grenville Street
                   St. Helier
                   JE4 8PX

      Attention:   MIFA J CORP 6
      Fax:         (+ 44) 1534 609333

      to the Company:
      Address:     Mourant & Co. Limited
                   P.O. Box 87
                   22 Grenville Street
                   St. Helier
                   JE4 8PX

      Attention:   MIFA J CORP 6
      Fax:         (+ 44) 1534 609333

      or any substitute address, fax number or department or officer as each party may notify to the other by not less than 5 days notice.

      Any   communication   or   document  to  be  made  or  delivered  to  the
      Administrator will be effective only when actually received by the Administrator and then only if it is expressly marked for the attention of the department or officer identified above (or any substitute department or officer as the Administrator shall specify for this purpose).

14.   NON-SOLICITATION

      Neither the Company nor any person employed by or connected to the Company, during the continuance of this agreement and for a period of one year following the termination of the appointment of the Administrator, howsoever caused, shall directly or indirectly approach, solicit or otherwise endeavour to remove any employee from the employment of the Administrator or any of its Associates save with the prior agreement of the Administrator.

15.   COUNTERPARTS

      This Agreement may be signed in several counterparts which, taken together, shall constitute one and the same Agreement.

16.   GOVERNING LAW

      This Agreement shall be governed and construed in accordance with the laws of the Island of Jersey and the parties hereto agree to submit to the jurisdiction of the courts of the Island of Jersey in connection herewith.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed this day and year first above written.

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                                   APPENDIX

                       MOURANT MASTER TERMS OF BUSINESS

Words and phrases used in these Terms of Business shall have the meanings given and be interpreted in accordance with Part 5 hereof.

                                 PART 1: COSTS

1.    FEES,  EXPENSES AND DISBURSEMENTS

1.1 Unless otherwise agreed in writing by us or where a scale or quoted fee applies, our fees will be calculated by reference to the value of our work as determined by us. In calculating that value, we will take account of the time spent by our personnel at our charge-out rates in force from time to time, seniority of the personnel involved, the complexity of the matter, the degree of skill required, the level of responsibility, the degree of urgency and any other material factors. We will provide an estimate (see section 2 below) of our expected fees wherever possible, upon request. We shall also be entitled to recover payment of any expenses or disbursements incurred by us.

1.2   Time spent by our personnel may include  advising,  attending  on you and others, considering documentation, entering into correspondence, research, engaging other advisors, telephone calls, travelling and waiting time. Our fees may also include any time spent by our personnel or expenses incurred by us as a result of or in connection with any investigation or enquiry by any governmental, regulatory, policing, judicial, revenue or other authority, officer or inspector (whether or not having force of law in Jersey) or any audit or internal enquiry, directly or indirectly concerning or made in relation to you.

1.3 Unless otherwise agreed in writing by us, we may adopt such basis of valuation as we in our discretion reasonably think fit for the purposes of calculating our remuneration.

1.4 We shall be entitled to retain any benefit (whether direct or indirect) and including but not limited to all commissions, fees or other remuneration obtained:

      1.4.1  on any purchase or sale of investments;

      1.4.2 by reason of us also acting as manager, trustee, director or officer of or adviser to any company, investment fund or scheme shares or units of which are comprised in the assets of the Managed Entity, under any banking, investment advisory or other arrangements entered into on behalf of such Managed Entity;

      1.4.3 on the giving of legal advice or other Services to or for you or on your behalf.

1.5 Where we undertake, as a result of any error or omission, to restore you to the position you would have been in if the error or omission had not occurred and accordingly we may be responsible for or suffer any loss arising as a result, we will similarly be entitled to retain any profit or gain arising as a result of giving such undertaking.

2.    BILLING FREQUENCY

2.1 Our bills will normally be issued at 6 monthly intervals or, on completion of, or at a natural break in the course of the relevant matter unless agreement is reached with you in writing. We may also ask for payments on account of anticipated fees, expenses and disbursements.

3.    TERMS OF PAYMENT

3.1 Our bills are payable immediately upon presentation. After 40 days from the date of issue, we will be entitled to charge interest on the amount outstanding at the rate of 1% per month or part thereof, compounded annually, and shall be under no obligation to carry out any further work for you on any matter

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      or to pay any sums on your behalf or on behalf of the Managed Entity until all outstanding amounts have been paid.

4.    AVAILABLE FUNDS

4.1 Unless we have agreed otherwise, where we have received monies on account of our fees, expenses and disbursements, then we reserve the right to deduct our fees, disbursements or expenses from those funds and we will not be required to obtain your prior approval to this.

5.    SUFFICIENT FUNDS

5.1 The Managed Entity shall be kept at all times in funds sufficient to honour its liabilities as and when they become due.

6.    GUARANTEE

6.1 Where another party might agree to pay your costs, or where some costs may be recoverable in litigation, or from your insurers, the responsibility to meet our fees, expenses and disbursements in a timely fashion nevertheless remains yours regardless of any arrangements with, or rights against other parties or any court order or anticipated order.

6.2 You guarantee the due payment of all fees, expenses and disbursements in connection with the Services and unless otherwise agreed there shall be no requirement that recourse be had to the assets of any other person before any claim be enforced under such guarantee.

6.3 Guarantees and indemnities in these Terms of Business are given in every case as principal obligor and you abandon any right you may have or
      acquire   by  virtue  of  the  "droit  de  division"  or  the  "droit  de discussion".

                            PART 2: MOURANT SERVICES

7.    OUR SERVICES

7.1 We provide trustee and corporate administration services in accordance with specific requirements agreed with you from time to time.

8.    SPECIFIC SERVICES

8.1 We offer other specific services such as Jersey legal advice, nomineeships, financial and money Services, debt collection and service of process agency. We will act in such a capacity only under specific additional terms agreed in advance in writing which will apply in addition to or instead of the Terms of Business set out herein.

8.2 We do not offer or provide investment advice or advice on the taxation (other than Jersey taxation) or other financial consequences which might be caused or suffered, directly or indirectly, as a result of any transaction in which we are involved on your behalf.

8.3 It is your responsibility in relation to the Services, to provide us with complete, accurate and timely information and documentation when requested and to carry out any obligations ascribed to or undertaken by you or others under your control.

9.    INSTRUCTIONS AND COMMUNICATIONS

9.1 You hereby authorise us to act without enquiry on instructions, requests or advice from you or any person that we believe to be duly authorised by you whether in relation to the Managed Entity and its affairs or otherwise. Such instructions, requests or advice may be communicated orally or in writing or by electronic means or otherwise and with or without authentication.

9.2 We shall not incur any liability or be responsible for any failure on our part to comply wholly or partly with any instruction, request or advice or for any non-receipt thereof or any errors or ambiguity therein or any

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      lack of authority on the part of the person giving  or  making  the  same where such instruction, request or advice is not in writing and, where such instruction, request or advice is in writing, we shall not be so liable or responsible in the absence of gross negligence on our part.

9.3 We will not incur any liability for any loss arising by reason of a failure of a communication to us or from us, howsoever transmitted or dispatched, or for any interference or interception made of any communication in transit, or if transmitted by unauthorised persons whether or not resulting from an act or omission on our part.

9.4 We shall deal with and act upon proper instructions in a reasonably timely manner and undertake to use reasonable endeavours to do so, but do not undertake to act on instructions immediately or on the same or next business day or to meet any specific deadline (unless otherwise agreed in writing) and shall not incur any liability for any loss arising by reason of the length of time taken to so act upon instructions. We are not and do not hold ourselves out to provide a dealing service in relation to any property or assets held by us in any capacity from time to time.

10.   INFORMATION

10.1 All information regarding your business and affairs will be regarded as, and kept confidential by, us at all times save for the purpose of instructing and dealing with other advisers acting on your behalf, or if it is already in the public domain, or where you instruct us to disclose or consent to disclosure by us of information, specifically or by implication, to a third party. In certain circumstances however we may be obliged or consider it necessary or desirable to give evidence and produce such information to any governmental, regulatory, policing, judicial, revenue or other authority, officer or inspector (whether in Jersey or elsewhere) in connection with your affairs and you hereby authorise us to make such disclosures in such circumstances.

10.2 We shall not be obliged to disclose to you any confidential or other information obtained by us at any time whilst acting in any capacity other than in the course of acting on your behalf.

10.3 We store completed files for a period of ten years after which time we reserve the right to destroy them.

10.4 All information and data held by us on any computer system is solely our property and for our sole use and neither you nor or anyone else acting for you or on your behalf shall have any control over that information or data. We have the right to retain ownership and keep copies of all such information and data.

11.   INTELLECTUAL PROPERTY RIGHTS

11.1 We retain all copyright and other intellectual property rights in everything developed, designed or created by us or any predecessor firm either before or during the course of carrying out the Services, including systems, methodologies, software, know-how, and working papers. We also retain all copyright and other intellectual property rights in all reports, written advice or other materials provided by us to you.

12.   SAFE CUSTODY

12.1 We will keep all such deeds and documents which we consider appropriate, or where we are requested by you to do so, in our safe custody facilities. These facilities are carefully regulated and controlled and designed to limit the possibility of unauthorised access or damage by fire. We do not accept items of value such as jewellery and bearer certificates into our safe custody facilities. We accept no responsibility for any deeds or documents held in safe custody that are damaged or lost as a result of theft, fire or water damage, in the absence of gross negligence.

13.   THIRD PARTIES

13.1 If we instruct any adviser, agent or other contractor to act on your behalf we will exercise due care in selecting such person. We will not be responsible for any act or omission on the part of such person, by itself, its servants, agents or by others engaged by that person to act on your behalf.

13.2 No responsibility is accepted by us in respect of any act or omission of any third party placing reliance on the performance of the Services for you or on your behalf or on the advice given by us to you.

13.3 All information and advice of whatever nature given by us to you is for your sole use and shall not be disclosed or made available to third parties without our prior consent.

13.4 No rights or obligations shall accrue to or be imposed upon any person under these Terms of Business who is not a party hereto or expressly referred to herein as having such rights or obligations. The application of any legislation giving to or conferring on third parties contractual or other rights in connection with the Services is hereby excluded.

14.   YOUR MONEY

14.1  Your money will be maintained at all times separate from our own funds.

14.2 To the extent that tax has to be deducted from interest earned on funds held on your behalf we will account to the tax authorities for the tax deducted. You are responsible for seeking your own tax advice in this regard.

14.3  On receipt of any monies we must be satisfied as to the source  of  these
      funds.   If  we have any doubts as to the source of funds we may be bound by law to notify the relevant authorities.

14.4 You will not request us to take or refrain from taking any action whatsoever in relation to funds or assets or documents of any nature which could in our sole opinion result in a contravention of any law or regulation in force from time to time in Jersey or in any other place whatsoever. We reserve the right not to comply with any request which in our sole opinion could potentially result in any such contravention or which in our sole opinion could result in any damage to our reputation or good standing.

15.   TRANSFERS AND TRANSMISSIONS

15.1 All transfers and transmissions of your monies, assets or documents are made at your risk and we shall not be liable for any loss, damage or delays howsoever caused which are not directly caused by our gross negligence.

16.   ABORTIVE WORK AND TERMINATION OF SERVICES

16.1 If any Services undertaken for you are terminated, we will charge for all fees incurred up to the point the matter is terminated together with all expenses or disbursements paid on your behalf. In such circumstances we will also charge for fees incurred and any disbursements or expenses connected or associated with the orderly termination or the transfer of the Managed Entity to another professional service provider, if applicable.

16.2 All and any obligation to provide the Services shall cease and we may resign from any office held by us in connection with the provision of the Services forthwith:

      16.2.1 if you fail to observe any of these Terms of Business; or

      16.2.2 if we become aware that you are or may become subject in any part of the world to investigation by any judicial or regulatory authority or criminal proceedings are instituted or threatened against you or in relation to you; or

      16.2.3 if we give notice to you to that effect;

      and alternative facilities for the Managed Entity shall be provided or arranged by you.

16.3 On the termination of the whole or any part of the Services, we shall be entitled to make such retentions and receive such indemnities as we may require in respect of any actual or contingent liabilities.

17.   FAILURE TO MAKE PAYMENTS OR PROVIDE INSTRUCTIONS

17.1  In the event that:

      17.1.1 any demand is made against the Managed Entity for payment of any sum due including but not limited to any taxes, duties, fees or other governmental or state impositions and such payment has not yet been made; or

      17.1.2 we require instructions from you and have been unable to obtain instructions which in our absolute discretion we consider adequate and proper;

      then, subject as hereinafter provided, we may proceed in any one or more of the ways described in the following paragraph.

17.2  In the events described above, we may:

      17.2.1 take no further action on a particular matter; or

      17.2.2 take no further action in relation to the Managed Entity;

      provided that we shall have given to you notice that the provisions of this paragraph shall apply and unless within the period stated in such notice you have taken such action as shall therein be specified.

17.3 No liability shall attach to us in respect of or arising out of any action or inaction which is in accordance with the provisions of the above paragraph.

18.   ALIENATION OF INTEREST

18.1 You shall notify us before alienating, assigning, selling, pledging or otherwise disposing of or encumbering your interest in any Managed Entity or any part thereof.

19.   PROTECTION OF MANAGED ENTITY'S BUSINESS

19.1 We are authorised to take any steps which in our sole discretion we think fit to protect the business or assets of any Managed Entity and to engage such advisers including the Firm as we in our discretion consider appropriate and any expenses incurred as a result shall be borne by such Managed Entity.

20.   DISCRETIONS

20.1 Nothing in these Terms of Business shall limit the manner in which we will exercise discretionary powers vested in us by you or for your benefit or otherwise in connection with the Services.

21.   COMPLAINTS

22. In case you are not satisfied with the Services provided by us, we have established a complaints procedure. Please write to us, detailing your complaint, which will then be thoroughly investigated.

23.   RECORDING TELEPHONE CONVERSATIONS

23.1 We may from time to time and at any time make and keep a sound recording of any telephone conversations. Such recordings shall at all times remain our sole property and we shall have the authority to deliver copies or transcripts of such recordings to any court or regulatory authority of competent jurisdiction as we see fit and you hereby waive any objection to the use of any such recordings as evidence of any such telephone conversations.

                               PART 3: LIABILITY

24.   OUR LIABILITY

24.1 By engaging us to carry out the Services on your behalf, you agree that any claim of any sort whatsoever arising out of or in connection with this engagement shall be brought only against the party with which you contract and that no claims in respect of our engagement will be brought personally against any other persons involved in performance of the Services, whether actual or deemed servants or agents of us or not, or any partner or other personnel of Mourant.

24.2 We shall not be liable for and you undertake at all times to hold us harmless and to indemnify us to the greatest extent permitted by law from and against all losses, actions, suits, proceedings, claims, demands, damages, costs, charges, expenses and liabilities (or actions, investigations or other proceedings in respect thereof) whatsoever which may arise or accrue or be taken commenced made or sought from or against us in connection with the Managed Entity or arising from the provision of the Services or any of them and will reimburse us for all costs and expenses (including legal and other professional fees) which are incurred by us in connection with investigating or defending any such claim or proceeding, other than liabilities arising from fraud or gross negligence. This indemnity shall continue in force without limit in time, whether or not we are continuing to provide the Services and without prejudice to any other indemnity given in our favour.

24.3 Our liability in respect of any claims of any sort whatsoever (including interest and costs) for breach of contract, tort, breach of duty or fault or negligence or otherwise whatsoever arising out of or in connection with the Managed Entity or the Services shall be limited in total to {pound-sterling}2 million (or, if greater, the total amount of the fees charged by us to you in respect of the Services), unless otherwise agreed in writing with you. This provision shall have no application to any liability which cannot lawfully be excluded or limited or to liability arising as a result of fraud on our part.

24.4 Where you comprise more than one party, the limit of our liability will be divided amongst all such parties.

24.5 Our liability in respect of breach of contract, tort, breach of duty or fault or negligence or otherwise whatsoever arising out of or in connection with the Managed Entity or the Services shall be limited to that proportion of the loss or damage (including interest and costs) suffered by you, which is ascribed to us by a court of competent jurisdiction allocating proportionate responsibility to us having regard to the contribution to the loss or damage in question of any other person responsible and/or liable to you for such loss or damage. This provision shall have no application to any liability which cannot lawfully be excluded or limited or to liability arising as a result of fraud on our part.

24.6 For the purpose of assessing the contribution to the loss or damage in question of any other person pursuant to the preceding paragraph, it is agreed that no account shall be taken of any limit imposed on the amount of liability of such person by any agreement made before the loss or damage in question occurred or such person being impecunious or unable to pay for any other reason.

24.7 You remain responsible for any commercial decisions that you make, and in taking such decisions regard must be had to the restrictions and scope of the Services and to the large number of other factors, commercial and otherwise, of which you and your other advisers are, or should be, aware from sources other than us and the Services provided by us.

24.8 We shall not be liable for any indirect or consequential economic loss or damage suffered by you.

24.9 We shall not (unless otherwise agreed in writing) incur any liability arising by reason of any failure of or lack of availability of our computer systems or communication systems.



25.   YOUR COVENANTS AND UNDERTAKINGS

25.1  You confirm undertake and covenant that:

      25.1.1 any asset introduced to the Managed Entity has been lawfully introduced and is not derived from or otherwise connected with any illegal activity;

      25.1.2 The Managed Entity will not be engaged or involved directly or indirectly in any unlawful activity or be used for any unlawful purpose and you will keep us adequately informed as to all business to be transacted in the name of or for your account and you will use your best endeavours to ensure that the Managed Entity is run in a proper and business-like manner and complies with all applicable laws and regulations;

      25.1.3 you have taken appropriate tax and other advice with regard to the establishment conduct and use of the Managed Entity;

      25.1.4 no instructions given to us will require or involve any unlawful act or contain any falsehood and all information given will be accurate and not misleading;

      25.1.5 you will not use the Managed Entity in any manner contrary to any applicable code of dealing in securities;

      25.1.6 you shall procure that the Managed Entity complies with all filing requirements in any applicable jurisdiction and that all taxes and governmental dues payable by the Managed Entity are discharged;

      25.1.7 where the Services include the provision of officers for the Managed Entity, you will not take any action with regard to the Managed Entity nor enter into any contract on its behalf without our consent; and

      25.1.8 you shall disclose or procure the disclosure to us, on request, of any and all information concerning the Managed Entity or its business.

26.   FORCE MAJEURE

26.1 We shall not incur any liability for any failure or delay in the performance of the obligations under these Terms of Business arising out of or caused directly or indirectly by circumstances beyond our reasonable control (including acts of god, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, terrorism, epidemics, riots, interruptions, loss or malfunctions of utilities, computers (hardware or software) or communication services, accidents, labour disputes, acts of any civil or military authority or governmental action), provided however that we shall use our best endeavours to resume performance as soon as reasonably possible.

                                PART 4: GENERAL

27.   CONFLICTS OF INTEREST

27.1 We provide a wide range of services for a large number of clients and may be in a position where we are providing services to other clients which you might regard as giving rise to a conflict of interest. Where we become or are made aware of such circumstances, and where we believe your interests can be properly safeguarded, we will discuss and agree with you procedures that we will put in place to preserve confidentiality and ensure the advice and opinions which you receive from us are independent but otherwise we may cease to act for you immediately upon giving notice in writing to you and without any further liability on our part.

27.2 Unless you have specifically retained us to act for you in all matters, we are not precluded in any other circumstances from acting for another party in any transaction or litigation with which you are associated.

27.3 Unless otherwise specifically agreed in writing, we maintain the right to decide on the course to be adopted in the handling of any matter and the appropriate personnel to undertake the work.

28.   WAIVER

28.1 No failure, delay or forbearance by us in the exercise or enforcement of any rights available to us shall amount to or be deemed to be a waiver of any such rights.

29.   SEVERABILITY

29.1 Each clause, term or provision of these Terms of Business constitutes a separate and independent provision of these Terms of Business. If any clause, term or provision of these Terms of Business is determined by any court or authority of competent jurisdiction to be void, illegal or unenforceable, the remaining clauses, terms and provisions shall continue in full force and effect.

30.   NOTICES

30.1 Any notice required to be given hereunder shall be in writing addressed to the party concerned at its address from time to time notified to the other for the purpose, failing which the last known usual address of such party. Any notice:

      30.1.1 delivered personally shall be deemed to have been given at the time of such delivery;

      30.1.2 sent by letter post shall be deemed to have been given 7 days after posting;

      30.1.3 sent by airmail letter shall be deemed to have been given 3 days after posting;

      30.1.4 sent  by  facsimile,  e-mail   or   other   electronic   means  of
             communication shall be deemed to have been given at the time of despatch.

31.   USE OF OUR NAME

31.1 Except where required as part of the services, our names, addresses, telephone, fax numbers, e-mail addresses, logos and website address shall not (without our prior written consent) be used by you in or on any notepaper or other documentation or in any advertising material.

32.   VARIATION OF THESE TERMS OF BUSINESS

32.1 We may vary these Terms of Business and our scale of fees from time to time as we think fit by written notice to you.

33.   ACCEPTANCE

33.1 These Terms of Business will apply in respect of all Services actually provided by us, whether or not there shall be in existence any written or other express acceptance.

34.   REGULATORY AUTHORISATION

34.1  Mourant & Co. Limited and certain other Mourant companies and individuals
      are  regulated  under the Financial Services (Jersey) Law 1998.   A  full
      list of the regulated Mourant entities is available on request.

34.2 Mourant Client Treasury Services Limited is registered to carry on investment business under the Financial Services (Jersey) Law 1998.

35.   PROPER LAW

35.1 These Terms of Business and our letter of acceptance of instructions shall be governed by and construed in accordance with the laws of the Island of Jersey and you hereby agree to submit to the non-exclusive jurisdiction of the Jersey courts in connection therewith and further waive the right to object to an action brought in the Jersey courts on the basis of an action brought in an inconvenient forum.

                             PART 5: INTERPRETATION

36.   DEFINITIONS/INTERPRETATION

36.1 The following terms used in these Terms of Business shall, unless the context indicates otherwise, have the meanings appearing below:

      36.1.1 "Appointees"means and includes any person who as part of the Services shall act as a director or other officer trustee manager signatory or shareholder of the Managed Entity.

      36.1.2 "Employees" means and includes the directors, other officers and staff of Mourant from time to time and their respective heirs, personal representatives and successors.

      36.1.3 "Managed Entity" means and includes any corporation, company, partnership, trust, association or other person for or in relation to which Services are provided.

      36.1.4 "Mourant" means and includes the partners from time to time of Mourant Group, Mourant & Co. Limited, Mourant Holdings Limited, Hill Street Trustees Limited, Mourant Capital Markets Services Limited, Mourant Client Treasury Services Limited, the Firms and their respective subsidiaries and affiliates and heirs, personal representatives and successors in title.

      36.1.5 "Services" includes any acts done or to be done or performed for you or on your behalf by us.

      36.1.6 "the Firms" means the firms of Mourant du Feu & Jeune Jersey and Mourant du Feu & Jeune London, each of the partners from time to time of each such firm and their respective heirs, personal representatives and successors in title.

      36.1.7 "we", "us" and "our" shall refer to Mourant, the Firms, the Employees and the Appointees or any of them, as applicable.

      36.1.8 "you" and "your" shall refer to the Managed Entity and the officers of the Managed Entity or any of them, as applicable.

36.2 Words importing the singular shall include the plural and the masculine gender shall include the feminine and the neuter and vice versa in each case and words importing persons shall include bodies of persons whether corporate or unincorporate.

36.3 Clause headings are inserted for convenience only and shall not affect the construction or interpretation of these Terms of Business.

Date: August 2004

                                   SCHEDULE
                       THE ADMINISTRATOR'S REMUNERATION

The Administrator's remuneration for the provision of the Administrative Services during the period that it acts as Administrator of the Company on the terms of this Agreement Administration will be as follows:

SET-UP FEES

A one off set up cost for the establishment of the Programme:                   {pound-sterling} 2,500.



FIXED ANNUAL FEES

      Management fees: provision of directors, company Secretary                {pound-sterling} 2,500 p.a.
      and registered office

      Administration fees to include maintenance of statutory                   {pound-sterling} 5,000 p.a.
      Records, audit process, approving and filing of annual
      Accounts and keeping the company in good standing

PER ISSUE FEES

      To include all costs relating to each series issue for the                {pound-sterling} 10,000
      Issuer and the Receivables Trustee

ACTIVITY FEES

Additional administration fees for specific events including but not limited to SEC filings, updates to documents, transaction amendments, structure termination etc. will be charged on a time cost basis in accordance with the Administrator's standard charges from time to time or will be negotiated at the time of occurrence.

OTHER COSTS

Out of pocket expenses/disbursements incurred in the course of administration (including but not limited to the prescribed filing fee in relation to the Company's annual return and, to the extent that it shall be applicable, the annual exempt company charge payable by the Company pursuant to Article 123A of the Income Tax (Jersey) Law 1961 (as amended) and such other fees as may be applicable in relation to Jersey companies).

SIGNED by:              )
For and on behalf of    )Louise Kerhoat
ARRAN FUNDING LIMITED   )Director


SIGNED by:              )
For and on behalf of    )Rebecca Bates
MOURANT & CO. LIMITED   )Authorised signatory